Exhibit 99.1

FORM OF

INSTRUCTIONS FOR USE OF

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONSULT THE SUBSCRIPTION AGENT OR

YOUR BANK, BROKER OR OTHER NOMINEE IF YOU HAVE ANY QUESTIONS.

The following instructions relate to the rights offering (the “Rights Offering”) by ICO Global Communications (Holdings) Limited, a Delaware corporation (the “Company”), to the holders of its Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, as described in the Company’s prospectus supplement, dated February 17, 2010 (the “Supplement”). The record holders of the Company’s Class A common stock and Class B common stock, as of 5:00 p.m., New York time, on February 8, 2010 (the “Record Date”), are receiving one non-transferable subscription right (“Right”) for each share of Class A common stock and one Right for each share of Class B common stock then held by them. Each Right will entitle the holder to purchase 0.2056 of a share of the Company’s Class A common stock (the “Basic Subscription Privilege”). The subscription price (the “Subscription Price”) is $0.70 per share. In the Rights Offering, the Company is offering an aggregate of approximately 42,870,000 shares of its Class A common stock.

Each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase, at the same Subscription Price of $0.70 per share, any portion of the shares of Class A common stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privileges (the “Over-Subscription Privilege”). If over-subscription requests exceed the number of shares of Class A common stock available for purchase in the Rights Offering, the Company will allocate the available shares of Class A common stock pro rata among each stockholder that exercises the Over-Subscription Privilege in proportion to the number of shares of Class A common stock and Class B common stock owned by such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of Class A common stock than the stockholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such stockholder will be allocated only the number of shares for which the stockholder oversubscribed, and the remaining shares of Class A common stock will be allocated among all other stockholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares of Class A common stock have been allocated or all over-subscription requests have been satisfied. We have arranged for standby purchasers to purchase any shares of Class A common stock that are not purchased by our other stockholders in the Rights Offering, up to an aggregate maximum commitment of approximately $30 million, subject to certain conditions. We will honor first the Basic Subscription Privileges and Over-Subscription Privileges of stockholders as of the Record Date before purchases are made pursuant to these standby purchase arrangements.

No fractional shares of Class A common stock will be issued upon exercise of the Rights. Fractional shares of Class A common stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding up to the nearest whole share, with the total subscription payment being adjusted accordingly. Nominee record holders of Class A common stock and Class B common stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Class A common stock and/or Class B common stock on the Record Date, provided nominee record holders identify the number of Rights they are exercising for each beneficial owner.

The Rights, both the Basic Subscription Privilege and the Over-Subscription Privilege, will expire if they are not exercised by 5:00 p.m., New York time, on March 9, 2010, unless the Company extends the Rights Offering period as described in the Supplement (such date and time, as it may be extended, the “Expiration Date”). The Company has no current intention of extending the Expiration Date. You should read the Supplement carefully before deciding whether to exercise your Rights.

If you are a holder of record of shares of our Class A common stock and Class B common stock evidenced by one or more ICO Global Communications (Holdings) Limited share certificates, and your address of record is within the United States, the subscription agent has mailed to you a Subscription Rights Certificate representing the number of Rights to which you are entitled (the “Subscription Rights Certificate”). You should indicate your wishes with regard to the exercise of your Rights by completing the Subscription Rights Certificate and returning it to the subscription agent in one of the envelopes provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE, TOGETHER WITH FULL PAYMENT OF THE SUBSCRIPTION PRICE, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR PRIOR TO THE EXPIRATION DATE OF THIS RIGHTS OFFERING. IF YOU USE THE MAIL, WE RECOMMEND THAT YOU USE INSURED, REGISTERED MAIL, RETURN RECEIPT REQUESTED. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

1. Exercise of Rights.

To exercise the Rights, please deliver your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each share of Class A common stock subscribed for, prior to the Expiration Date.

For record holders, payment of the Subscription Price must be made for the full number of shares of Class A common stock being subscribed for by certified bank check or bank draft payable to the subscription agent, f/b/o ICO Global Communications (Holdings) Limited. Personal checks are not accepted. Please note that all exercises of the Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of the Rights. A holder should thus not exercise the Rights unless certain that it wishes to purchase additional shares of Class A common stock at the Subscription Price of $0.70 per share.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the subscription agent.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered by mail or overnight courier to the subscription agent at the following address:

By Overnight Courier or by Hand:	By Mail:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
480 Washington Boulevard	Attn: Corporate Action Department
Attn: Corporate Action Department -	P.O. Box 3301
27th Floor	South Hackensack, NJ 07606
Jersey City, NJ 07310

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Additional copies of the enclosed materials may be obtained from BNY Mellon Shareowner Services, the subscription agent for this Rights Offering, at 480 Washington Blvd., Jersey City, New Jersey 07310. You may call BNY Mellon Shareowner Services at (866) 289-2089 (Toll Free) from within U.S., Canada or Puerto Rico and at (201) 680-6579 (Collect) from outside the U.S., Canada or Puerto Rico.

2. Termination of the Rights Offering.

The Company has the right to cancel or amend the Rights Offering for any reason prior to the Expiration Date.

3. Delivery of Shares of Class A Common Stock.

Shares of Class A common stock purchased in the Rights Offering will be issued electronically through the Direct Registration System to record holders who properly exercise their Rights as soon as practicable after the Expiration Date. Additionally, as soon as practicable after the Expiration Date, the subscription agent will promptly deliver to each Rights holder at their address shown on the face of their Subscription Rights Certificate unless instructed otherwise any excess funds, without interest or deduction, received in payment of the Subscription Price.

4. Sale or Transfer of Rights.

The Rights granted to you are nontransferable and, therefore, you may not sell, transfer, or assign your Rights to anyone. If you transfer your shares of Class A common stock or Class B common stock after the Record Date, the transferee will not receive the Rights with the receipt of the Class A common stock or Class B common stock. You will retain the Rights and have the ability to exercise them to purchase the applicable shares of Class A common stock.

5. Delivery of New Subscription Rights Certificate.

If your Subscription Rights Certificate is lost or destroyed, you may contact the subscription agent about a replacement. However, as a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive new Subscription Rights Certificate(s) in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the subscription agent will be liable to any holder for any such delays.

6. Execution.

(a) Execution by Registered Holder(s). The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. If the Subscription Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(b) Execution by a Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Company dispenses with proof of authority, in its sole and absolute discretion.

7. Method Of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the subscription agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery prior to the Expiration Date. In the event that there is a conflict between these instructions and the Supplement, the Supplement controls.